As filed with the Securities and Exchange Commission on May 25, 2023.

Registration No. 333‑

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SHELL PLC
(Exact name of registrant as specified in its charter)

England and Wales	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Shell Centre
London, SE1 7NA United Kingdom
(Address of Principal Executive Offices, including Zip Code)

Shell Share Plan 2023
(Full title of the plans)

C T CORPORATION SYSTEM
111 Eighth Ave.
New York, NY 10011
(Name and address of agent for service)

(212) 894-8940
(Telephone number, including area code, of agent for service)

Copies to:
Andrew J. Pitts
Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, New York 10019-7475
(212) 474-1000
Fax: (212) 474-3700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act ☐

SHELL SHARE PLAN 2023

PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

ITEM 1. PLAN INFORMATION.

All information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the Note to Part I of Form S-8.

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

All information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed with or furnished to the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (“Exchange Act”) by Shell plc (“Shell”) are incorporated in this Registration Statement by reference and shall be deemed to be a part hereof:

(a)	The Annual Report on Form 20-F of Shell for the year ended December 31, 2022 (Registration No. 001-32575), as filed with the Commission on March 9, 2023;

(b)
the Current Reports on Form 6-K of Shell filed pursuant to Section 13(a) or Section 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report on Form 20-F referred to in (a) above; and

(c)	the description of Shell’s share capital contained in the Registration Statement on Form 8-A of Shell as filed with the Commission on January 25, 2022 (Registration No. 001-32575).

The following documents subsequently filed or furnished by Shell with or to the Commission after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold, or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference into this Registration Statement:

●	reports filed under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act; and

●	reports furnished on Form 6-K that indicate that they are incorporated by reference in this Registration Statement.

Any statement contained in this Registration Statement, in an amendment hereto or in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed amendment to this Registration Statement or in any document that also is incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Article 135 of Shell’s Articles of Association (“Articles”) provides that, as far as the legislation allows this, Shell: (i) can indemnify any director or former director of the company, of any associated company or of any affiliate against any liability; and (ii) can purchase and maintain insurance against any liability for any director or former director of the company, of any associated company or of any affiliate. Pursuant to the Companies Act 2006 (sections 232 and 233), we may purchase and maintain for our directors (or directors of an associated company), insurance against any liability attaching to them in connection with any negligence, default, breach of duty or breach of trust in relation to the relevant company.

Shell has entered into a deed of indemnity with each of the Shell directors. The terms of each of these deeds are identical and they reflect the statutory provisions on indemnities contained in the Companies Act 2006. Under the terms of each deed, Shell undertakes to indemnify the relevant Shell director, to the widest extent permitted by English law, against any loss liability or damage, howsoever caused (including by that director’s own negligence), suffered or incurred by that director in respect of that director’s acts or omissions on or after the date that the deed was entered into while or in the course of that director acting as a director or employee of Shell, any member of the Shell Group or certain other entities. In addition, Shell undertakes to lend such funds to the director as are required to meet reasonable costs and expenses incurred or to be incurred by him/her in defending any criminal or civil proceedings or in connection with certain applications under the Companies Act 2006. It is a term of each indemnity that Shell and the relevant director agree to be bound by the provisions in Shell’s Articles relating to arbitration and exclusive jurisdiction.

The relevant provisions of the Companies Act 2006 include sections 232 to 235.

Section 232 provides that, any provision that purports to exempt a director (to any extent) from liability for negligence, default, breach of duty or trust by him/her in relation to the company is void. Any provision by which a company directly or indirectly provides an indemnity (to any extent) for a director of the company or an associated company against any such liability is also void unless it is a qualifying third-party indemnity provision or a qualifying pension scheme indemnity provision. Shell is still permitted to purchase insurance against any such liability for a director of the company or an associated company.

A pension scheme indemnity provision means a provision indemnifying a director of a company that is a trustee of an occupational pension scheme against liability incurred in connection with the company’s activities as trustee of the scheme. Such provision is a “qualifying pension scheme indemnity provision” as long as it does not provide any indemnity against (i) any liability of the director to pay a fine imposed in criminal proceedings or a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature; or (ii) any liability incurred by the director in defending criminal proceedings in which he is convicted.

An indemnity is a qualifying third party indemnity as long as it does not provide any indemnity against: (i) any liability incurred by the director to the company or to any associated company; (ii) any liability incurred by the director to pay a fine imposed in criminal proceedings or a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature; or (iii) any liability incurred by the director in defending criminal proceedings in which he/she is convicted, civil proceedings brought by the company or an associated company in which judgment is given against him/her or where the court refuses to grant him/her relief under an application under sections 661(3) and (4) (power of court to grant relief in case of acquisition of shares by innocent nominee) of the Companies Act 2006 or its power under section 1157 (general power of the court to grant relief in case of honest and reasonable conduct) of the Companies Act 2006 (described below). Any qualifying third-party indemnity provision or qualifying pension scheme indemnity provision in force when the directors’ report (which forms part of the company’s annual report) is approved, or which was in force during the relevant financial year, for the benefit of one or more directors of the company , must be disclosed in the directors’ report section of the annual report.

Section 205 of the Companies Act 2006 provides that a company can provide a director with funds to meet expenditures incurred or to be incurred by him/her in defending any criminal or civil proceedings in connection with any alleged negligence, default, breach of duty or breach of trust by the director in relation to the company or an associated company or in connection with an application for relief under sections 661(3) and (4) (power of court to grant relief in case of acquisition of shares by innocent nominee) of the Companies Act 2006 or its power under section 1157 (general power of the court to grant relief in case of honest and reasonable conduct) of the Companies Act 2006, or to enable any such director to avoid incurring such expenditure. Such loan must be repaid, or (as the case may be) any liability of the company incurred under any transaction connected with the thing done is to be discharged if the director is convicted, judgment is found against him/her or the court refuses to grant the relief on the application.

Section 1157 of the Companies Act 2006 provides that:

(1)
If in any proceedings for negligence, default, breach of duty or breach of trust against an officer of a company or a person employed by a company as an auditor (whether he/she is or is not an officer of the company) it appears to the court hearing the case that that officer or person is or may be liable in respect of the negligence, default, breach of duty or breach of trust, but that he/she has acted honestly and reasonably, and that having regard to all the circumstances of the case (including those connected with his/her appointment) he/she ought fairly to be excused for the negligence, default, breach of duty or breach of trust, that court may relieve him/her, either wholly or partly, from his/her liability on such terms as it thinks fit.

(2)
If any such officer or person has reason to apprehend that any claim will or might be made against him/her in respect of any negligence, default, breach of duty or breach of trust, he/she may apply to the court for relief; and the court has the same power to relieve him/her as under this section it would have had if it had been a court before which proceedings against that person for negligence, default, breach of duty or breach of trust had been brought.

(3)
Where a case to which subsection (1) applies is being tried by a judge with a jury, the judge, after hearing the evidence, may, if he/she is satisfied that the defendant (in Scotland, the defender) ought in pursuance of that subsection to be relieved either in whole or in part from the liability sought to be enforced against him/her, withdraw the case from the jury and forthwith direct judgment to be entered for the defendant (in Scotland, grant decree of absolvitor) on such terms as to costs (in Scotland, expenses) or otherwise as the judge may think proper.

English law permits a shareholder to initiate a lawsuit on behalf of the company only in limited circumstances.  The Companies Act 2006 permits a shareholder or member, as that term is defined in section 260 and 994 of the Companies Act 2006, to apply for a court order:

(i)	when the company’s affairs are being or have been conducted in a manner unfairly prejudicial to the interests of all or some shareholders, including the shareholder making the claim;

(ii)	when any act or omission of the company is or would be so prejudicial; or

(iii)	in respect of a cause of action arising from an actual or proposed act or omission involving negligence, default, breach of duty or breach of trust by a director of the company.

A court has wide discretion in granting relief and may, for example, authorize civil proceedings to be brought in the name of the company by a shareholder on terms that the court directs. Except in these limited circumstances, English law does not generally permit class action lawsuits by shareholders on behalf of the company or on behalf of other shareholders.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8. EXHIBITS.

(a) The following exhibits are filed with or incorporated by reference into this Registration Statement:

Exhibit Index

Exhibit Number	Description

4.1
Memorandum of Association of Royal Dutch Shell plc, together with a special resolution of Royal Dutch Shell plc dated May 18, 2010, (incorporated by reference to Exhibit 4.12 to the Registration Statement on Form F-3 (No. 333-177588) of Royal Dutch Shell plc filed with the US Securities and Exchange Commission on October 28, 2011).

*4.2	Articles of Association of Shell plc, dated May 23, 2023.

4.3
Second Amended and Restated Deposit Agreement among Shell plc, JPMorgan Chase Bank, N.A., as depositary, and Holders and Beneficial Owners of American Depositary Receipts, dated as of January 31, 2022 (incorporated by reference to Exhibit 2.3 to the Annual Report on Form 20-F of Shell plc, for the year ended December 31, 2021, filed with the US Securities and Exchange Commission on March 10, 2022).

4.4	Form of American Depositary Receipts representing Shell American Depositary Shares each evidencing the right to receive two Ordinary Shares of Shell (included as an Exhibit to Exhibit 4.3 hereof).

4.5
Amended and Restated Dividend Access Trust Deed dated March 12, 2020, between Royal Dutch Shell plc, BG Group Limited, Computershare Trustees (Jersey) Limited and The Shell Transport and Trading Company Limited (incorporated by reference to Exhibit 2.1 to the Annual Report on Form 20-F of Royal Dutch Shell plc, for the year ended December 31, 2020, filed with the US Securities and Exchange Commission on March 11, 2021).

*23.1	Consent of Ernst & Young LLP.

*23.2	Consent of Ernst & Young LLP.

*24	Powers of Attorney (included as part of the signature pages).

*107	Calculation of Filing Fee Table

* Filed herewith.

ITEM 9. UNDERTAKINGS.

(a)          The registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) promulgated under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this Item do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act), that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in London, on May 25, 2023.

SHELL PLC,

By:	/s/ Sinead Gorman
	Name:	Sinead Gorman
	Title:	Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Sinead Gorman, his or her true and lawful attorney-in-fact and agent with full powers of substitution to sign on his or her behalf, individually and in any and all capacities, including the capacities stated below, any and all amendments (including post-effective amendments) to this Registration Statement and any subsequent registration statements on Form S-8 as Ms. Gorman deems necessary or advisable in order to effect registration under the Securities Act of such number of shares, plan interests or dollar amounts as she shall determine to be reasonably necessary to register up to the maximum number of shares or plan interests that are issuable pursuant to the employee share plans operated by Shell plc and its subsidiaries, as from time to time approved by the Shell plc Board of Directors and its shareholders, and to file the same, with all respective exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorney-in-fact and agent, full power and authority to perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date

*	Chair	May 25, 2023
Sir Andrew Mackenzie

*	Deputy Chair and	May 25, 2023
Dick Boer	Senior Independent Non-executive Director

*	Chief Executive Officer	May 25, 2023
Wael Sawan	(Principal Executive Officer)

/s/ Sinead Gorman	Chief Financial Officer	May 25, 2023
Sinead Gorman	(Principal Financial Officer;
Principal Accounting Officer)

*	Non-executive Director	May 25, 2023
Neil Carson OBE

*	Non-executive Director	May 25, 2023
Ann Godbehere

*	Non-executive Director	May 25, 2023
Catherine J. Hughes

*	Non-executive Director	May 25, 2023
Jane Holl Lute

*	Non-executive Director	May 25, 2023
Sir Charles Roxburgh

Non-executive Director
Abraham Schot

*	Non-executive Director	May 25, 2023
Leena Srivastava

*	Non-executive Director	May 25, 2023
Cyrus Taraporevala

*By:	/s/ Sinead Gorman
(Sinead Gorman, Attorney-in-fact)

SIGNATURE OF AUTHORIZED REPRESENTATIVE OF THE REGISTRANT

Pursuant to the requirements of the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Shell plc, has signed this Registration Statement or amendment thereto in Delaware on May 25, 2023.

PUGLISI & ASSOCIATES,

By:	/s/ Donald J. Puglisi
	Name:	Donald J. Puglisi
	Title:	Managing Director